UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2007
TRM CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419
(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
In connection with the Company’s acquisition of the eFunds ATM business in November 2004, the Company entered into a Master Services Agreement, dated September 20, 2004 between eFunds Corporation (“eFunds”) and TRM ATM Corporation (the “MSA”). On December 18, 2007, the Company entered into a Settlement Term Sheet (the “Term Sheet”) with eFunds whereby the Company agreed to pay eFunds $2,500,000 together with any current outstanding accounts receivable. The Term Sheet provides that the parties will terminate the MSA and will release each other from any claims they may have against each other under the MSA. The parties further agreed to produce a transition plan whereby the Company will assume all of managed services (which includes, without limitation, the help desk monitoring and account management, cash management and dispute resolution, professional services, vendor and telecommunications management, residual payment administration, contract information administration and attrition management) currently performed by eFunds under the MSA with such transition to be completed no later than March 31, 2008. eFunds will continue to provide processing services (computer data processing services) for four years ending on November 30, 2011 and the Company will pay eFunds $0.0300 per transaction processed. The Company agreed that if eFunds maintains processing services in accordance with the service levels set forth in the MSA, the Company will not move any of its ATMs to another processor. The Company will use its best commercial efforts to achieve a dollar value of processing services of at least $1,000,000 (the “Volume Amount”) for each of the four years during the term. For each month during the four year term, the Volume Amount may be adjusted downward in proportion to any decrease in volume based on a six-month rolling average.
Item 1.02 Termination of a Material Definitive Agreement
The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Settlement Term Sheet, dated December 18, 2007, by and between TRM Corporation and eFunds Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Richard B. Stern
		Name:	Richard B. Stern
Date: December 21, 2007		Title:	President & Chief Executive Officer

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